                                                                  EXHIBIT 10.17

                               February 3, 2000

Valentin P. Gapontsev, Ph.D.
Chairman, President and CEO
IPG Photonics Corporation
P.O. Box 519
660 Main Street
Sturbridge, Massachusetts 01566

Dear Dr. Gapontsev


     1. This letter confirms the agreement as of October 4, 1999 for the provision of legal services and non-legal consulting services by Robert A. Blair ("Blair") for IPG Photonics Corporation ("IPG"), its affiliated companies and Dr. Valentin P. Gapontsev ("Dr. Gapontsev") (collectively the "IPG Group") to assist in connection with the following:

          (a) obtaining the revalidation of the L1A non-immigrant visa to the United States for Dr. Gapontsev, expiring November 29, 1999, for the previously approved Petition period through July 13, 2000 to permit multiple entries to the United States;

          (b) obtaining the issuance of an extension of the previously approved Petition for an LIA visa for the full 36 month period;

          (c) obtaining the issuance of an immigrant visa to the United States for Dr. Gapontsev granting him lawful Permanent Resident status;

          (d) establishing a National Advisory Board ("NAB") of 8 to 10 members to advise and report to Dr. Gapontsev, recruiting prominent members to the NAB, and chairing the NAB for and under the direction of Dr. Gapontsev;

          (e) overseeing the proposed public relations campaign for IPG and Dr. Gapontsev to be conducted by Coupe Associates, and possibly others to be selected by Dr. Gapontsev;

          (f) assisting Dr. Gapontsev with potential private or venture capital investors for IPG;

          (g) assisting Dr. Gapontsev with the selection of investment bankers and law firms for an initial public offering of the securities of IPG;

          (h) providing national and international strategic, business and other advice to IPG, the IPG Group and Dr. Gapontsev, as needed or requested;

          (i) reviewing and approving statements for services provided by outside counsel and consultants to IPG to ensure that they are fair and reasonable.

          Blair has provided critical assistance to IPG and Dr. Gapontsev on some of the above-referenced matters in the last several months.

     2. Blair agrees to forego the payment of cash consideration for fees based upon the time involved, the billing rate of Blair in performing services, and the value of the services rendered, in order to receive compensation in the form of stock options and warrants (see below). Unless otherwise agreed to by IPG, Blair's consultants, such as Coupe Associates, Danziger & Mak and diGenova & Toensing, will be compensated for services performed based upon the time involved and their billing rates, or on a fixed fee basis, and the value of their services rendered.

     3. In return for foregoing the payment of cash consideration for services rendered, Blair is hereby granted:

          (a) non-qualified stock options to purchase up to 200,000 shares of the common stock of IPG ("Stock Options") at an exercise price of $1.00 per share, which exercise price is based upon the valuation of the company by an independent expert; payment will be by non-recourse promissory note to IPG at an interest rate which is the lesser of the applicable federal rate or 8.5%, and secured by the stock purchased; the Stock Options are granted to Blair upon terms and conditions pursuant to the stock option plan prepared by legal counsel and adopted by !PG for its executives, employees and independent contractors (such as Blair), a separate plan prepared and adopted for the National Advisory Board of IPG, or a separate letter agreement; the plan or separate letter agreement will set forth how specific terms and conditions for the Options will be determined, including, for example, the vesting schedule, the conditions under which the Options will not vest, the acceleration of vesting and the right to exercise upon the occurrence of certain events (e.g., exercisable prior to the completion of an initial public offering (IPO) of securities of IPG), restrictions on alienability of shares purchased pursuant to the exercise of the Stock Options and anti-dilution provisions; the Stock Options granted hereunder are in addition to the stock options to purchase 50,000 shares of the common stock of IPG granted to Blair by separate letter from Dr. Gapontsev to Blair confirming his appointment as Chairman of the National Advisory Board of IPG; and

          (b) in the event of an IPO of IPG's securities, warrants to purchase 250,000 shares of the common stock of IPG in an IPO of securities of IPG at 50% of the IPO price, exercisable prior to the completion of the IPO with payment by non-recourse promissory note to IPG at an interest rate which is the lesser of the applicable federal rate or 8.5%, and secured by the stock purchased ("Warrants").

     The Stock Options and Warrants granted are commensurate with the time and value of Blair's services and with the contingent and risk nature of his not receiving cash consideration from IPG or the IPG Group.

     4. IPG agrees, however, to pay all expenses incurred by The Blair Law Firm PC ("Firm") or Blair on its behalf such as for long distance and wireless telephone, photocopying, fax transmissions, messengers, travel, meals and entertainment, and for equipment purchases approved by IPG.

     5. The Firm and Blair will provide IPG with monthly statements for expenses incurred, and IPG will pay each such statement within ten (10) days of its date.

     6. Blair may retain consultants to assist it on certain matters, as approved by IPG. Blair shall require such consultants to submit monthly statements to him for their services for review before submission to IPG for direct payment.

     7. Blair's rights hereunder may be assigned in whole or in part to members of his family or to any entity under his control, and shall, in the event of his death, be transferred to his heirs and assigns.

     Please indicate your agreement by signing and returning the enclosed copy of this letter to me.

                                   Sincerely yours,

                                   /s/ Robert A. Blair

                                   Robert A. Blair
                                   Individually and For The Blair Law Firm, P.C


AGREED AND ACCEPTED

/s/ Valentin P. Gapontsev

Valentin P. Gapontsev, Individually and for
IPG Photonics Corporation and the IPG Group

                                   AMENDMENT



     This agreement dated as of March 17, 2000 amends the letter agreement dated February 3, 2000, between IPG Photonics Corporation (IPO) and Robert A. Blair and memorializes oral discussions and agreements at that time (Amendment).

          1. The stock options ("Stock Options") granted by that certain letter agreement dated February 3, 2000 ("Letter Agreement") between IPG Photonics Corporation ("IPG") and Robert A. Blair ("Optionee") vested and were exercisable on the date of that Agreement. Pursuant to that Letter Agreement, Optionee was permitted to transfer Options to certain persons. Optionee intends to give Options to the persons set forth in the attachment hereto (Transferees), which Transferees shall, after exercise of such Options, give their proxy to Optionee to vote their Shares until IPO has an initial public offering under the Securities Act of 1933, as amended, or In a transaction contemplated by Section 3.(c) hereof. The Stock Options granted and any Shares issued pursuant to the exercise of such Stock Options by Optionee or Transferees are subject, however, to substantial risks of expiration or redemption, respectively, as follows:

               (a) If, on or before December 31, 2000, the Optionee voluntarily terminates the Letter Agreement, or IPG terminates the Letter Agreement "For Cause," (i) then all unexercised Options shall expire and (ii) any Shares issued pursuant to the exercise of the Options shall be redeemable by IPG, at its election, at the original exercise price of $1.00 per share;

               (b) If, after December 31, 2000 but before January 1, 2002, the Optionee voluntarily terminates the Letter Agreement, or the IPG terminates the Letter Agreement "For Cause," (i) then all unexercised Options shall expire and (ii) thirty percent (30%) of any Shares issued pursuant to the exercise of the Options shall be redeemable by IPG, at its election, at the original exercise price of$ 1.00 per share.

               (c) For purpose of this Amendment and the February 3, 2000 Letter Agreement, "For Cause" shall include, but not be limited to, Optionee's (i) willful or reckless breach of duty in providing legal or non-legal consulting services to IPG, (ii) felony conviction, or (iii) violation of the Intellectual Property Agreement between IPG and Optionee.

               (d) On exercise the Optionee and IPG agree that the Shares acquired thereby are subject to a substantial risk of forfeiture within the meaning of Section 83(a) of the Internal Revenue Code ("Code"), and that Optionee in his sole discretion may make a Code Section 83(b) election to include in his gross income the difference, if any, between the fair market value of the Shares at the time of exercise and the exercise price. IPG agrees to provide in its good faith and reasonable judgment to each Optionee the fair market value of his Shares for this purpose, and to claim as a corporate tax deduction an amount not greater than the amount includible by the Optionee in his gross income.

          2. The Shares may not be transferred except after compliance with the conditions specified herein. Any attempt by Optionee or any Transferee to transfer any Shares in violation of any provision of this Amendment or the Letter Agreements will be void. IPG will not be required (a) to transfer on its books any Shares that have been transferred in violation of this Amendment, or
(b) to treat as owner of such Shares, or to accord the right to vote or pay dividends to any purchaser, donee or other transferee to whom such Shares may have been so transferred.

          3. (a) Each certificate representing Shares shall (unless otherwise permitted by the provisions hereof) be stamped or otherwise imprinted with a legend in substantially the following form:

               "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS"

               (b) Each certificate representing Shares shall (unless otherwise permitted by the provisions hereof) be stamped or otherwise imprinted with a legend in substantially the following form:

               "THE TRANSFER AND OTHER MATTERS PERTAINING TO THESE SECURITIES ARE SUBJECT TO THE CONDITIONS SPECIFIED IN THE LETTER AGREEMENT, DATED AS OF FEBRUARY 3, 2000, AND THE AMENDMENT DATED MARCH
               17, 2000 BETWEEN IPG PHOTONICS CORPORATION AND ROBERTA BLAIR, AS AMENDED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED."

               (c) Upon request by IPG, if Optionee or any Transferee desires to transfer Shares, he shall deliver a written opinion of counsel for Optionee or Transferee, addressed to IPG, stating that in the opinion of such counsel (which opinion and counsel must be satisfactory to IPG in its sole discretion), the proposed transfer does not involve a transaction requiring registration or qualification of such Shares under the Securities Act of 1933, as amended (the "Securities Act"), or the securities or "blue sky" laws of any state of the United States. Optionee or Transferee, as the case may be, shall be entitled to transfer such Shares if IPG does not reasonably object to such transfer and request such opinion within fifteen days after delivery of such notice, or, if it requests such opinion, after it has received such opinion. Each certificate or other instrument evidencing the securities issued upon the transfer of any Shares (and each certificate or other instrument evidencing any untransferred balance of such Shares) shall bear the legends set forth in Sections 3. (a) and (b) hereof.

     4. If(i) any Shares are transferred pursuant to an effective registration statement under the Securities Act or in a transaction contemplated by Section 3.(c) hereof which does not require that the Shares so transferred bear the legend set forth in Section 3.(a) hereof; or (ii) the holder of Shares has met the requirements for transfer of such Registrable Shares under Rule 144(k) under the Securities Act (subject to the delivery of opinions as set forth above), then the holder of such Shares shall be entitled to receive from IPG, without expense, a new certificate in the name of the Optionee or Transferee, as the case may be, not bearing the restrictive legend set forth in Section 3.(a) hereof.

     5. Any Optionee, Transferee or holder of Shares desiring to transfer Shares that are no longer subject to the restrictions of either Section l.(a) or
Section 1(b), shall be entitled to receive from IPG, without expense, a new certificate in the name of the Optionee, Transferee or holder not bearing the restrictive legend set forth in Section 3.(b) hereof. Each certificate or other instrument evidencing the securities issued upon the transfer of such Shares (and each certificate or other instrument evidencing any untransferred balance of such Shares) shall bear the legend set forth in Sections 3. (a) hereof. In the event, however, that the terms and conditions of Section 4.(a) have also been satisfied, then the Optionee, Transferee or the holder of such Shares shall be entitled to receive from IPG, without expense, new certificates in the name of the Optionee, Transferee or holder not bearing the restrictive legend set forth in Section 3.(a) hereof.

     6. In the event of an initial public offering ("IPO") of securities of IPG, the merger or consolidation of IPG, or any reorganization, transfer of substantially all the assets, consolidation, merger, dissolution, issuance or sale of a majority equity interest in the company, or similar transaction, then Optionee's and Transferee's equity interests in IPG shall be recognized and/or included in such transactions on no less favorable terms and conditions than those applicable to the other holders of IPG common stock, including Dr. Valentin Gapontsev and Mr. Verghese Mammen.

     7. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     8. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles governing conflicts of laws.

AGREED AND ACCEPTED


/s/ Valentin P. Gapontsev
--------------------------------
Valentin P. Gapontsev
For IPG Phototonics Corporation


/s/ Robert A. Blair
--------------------------------
Robert A. Blair

                                  Transferees

Name                   Number of Shares
----                   ----------------

David M. Blair                2,500

James M. Blair                2,500

Judith A. Blanchard           5,000
                             ------
                             10,000

                         [LETTERHEAD OF IPG PHOTONICS]

                               November 29, 2000


Mr. Robert A. Blair
4936 Rodman Street, N.W.
Washington, D.C. 20016

Dear Bob:

     As you know, in a letter dated February 3, 2000 (copy enclosed) I agreed on behalf of IPG Photonics Corporation ("IPG") to grant to you, in lieu of cash consideration for legal and consulting services rendered by you commencing October 4, 1999, (i) 200,000 non-qualified stock options ("Stock Options") at a $1.00/share exercise price subject to a stock option plan contemplated to be adopted by IPG and (ii) warrants to purchase 250,000 IPG shares of common stock in the IPO at a 50% discount to the IPO offering price, payable by a non-recourse note ("Warrants"). These grants are set forth in Paragraph 3(a) and
(b), respectively, of the February 3, 2000 letter.

     In our discussions leading to the February 3, 2000 letter we orally agreed that, if the grant of the Warrants proved problematic for the lawyers and/or underwriters, in lieu of the Warrants, IPG would provide you with 250,000 Stock Options at a $1.00/share exercise price. As with the above February 3, 2000 grant of the 200,000 Stock Options, the grant of the 250,000 Stock Options would be subject to a contemplated IPG stock option plan.

     By letter agreement dated March 17, 2000 ("Amendment," copy enclosed) we amended the February 3, 2000 letter in relevant part to permit you (i) to transfer 10,000 Stock Options to certain permissible transferees and (ii) to enable you to exercise immediately the balance of the 190,000 Stock Options. On March 17, 2000 you in fact exercised this Stock Option and acquired 190,000 shares of IPG common stock and exercised other stock options pursuant to which you acquired 50,000 shares of IPG common stock for your service on the National Advisory Board by payment of $50,000 in cash and $190,000 non-recourse note.

     The Amendment contemplated the 190,000 IPG shares you acquired upon exercise would be subject to a "substantial risk" of forfeiture" within the meaning of Section 83(a) of the Internal Revenue Code, as set forth in Paragraph 1(a) and (b) of the Amendment, and further contemplated you would make a Section 83(b) election, as to which IPG would take a consistent tax reporting position that the $1.00/share exercise price was equal to the fair market value of an IPG share of common stock. You in fact made the Section 83(b) election by a filing with the IRS, and provided a copy of your election to IPG.

     On April 12, 2000 IPG adopted the 2000 Incentive Compensation Plan ("Plan"), effective March 1, 2000. The Plan expressly provides for the grant of non-qualified stock options and restricted stock.

     I understand that IPG's outside counsel, Winston & Strawn, has raised some legal concerns as to the structure of the Warrants and its affect upon IPG's proposed initial public offering. For example, shares you acquire upon exercise of the Warrants need to be locked up for 6 months after the IPO to satisfy the underwriters, and in the absence of registration, would have to be held for one year. IPG would also have to file and keep current a registration statement for your 250,000 shares, thereby possibly interfering with IPG's future secondary offerings.

     Accordingly, I propose that we give effect to our prior oral agreement surrounding the February 3, 2000 letter (Paragraph 3(b)), by rescinding the grant of the Warrants, and in lieu thereof granting you 250,000 IPG shares of common stock constituting restricted stock ("Restricted Stock") under the Plan at a $1.00/share purchase price, payable in cash or by a recourse note, or a combination of cash and recourse note, as you choose.

     The above grant of Restricted Stock is hereby deemed effective March 1, 2000, and is granted subject to the terms of the Plan and implementing agreements. It is not intended that the Restricted Stock will be subject to a substantial risk of forfeiture within the meaning of Section 83(a). IPG intends to take a tax reporting position that the $1.00/share purchase equals the fair market value of a share of IPG common stock as of March 1, 2000, unless otherwise required by law or regulation.

     Please indicate your agreement by signing the duplicate originals of this letter, and returning one original to me. With many thanks for your good counsel and services to IPG, I am with kind regards,


                                             Sincerely yours,

                                             /s/ Valentin P. Gapontsev

                                             Valentin P. Gapontsev
                                       Chairman and Chief Executive Officer
                                            IPG Photonics Corporation

AGREED AND ACCEPTED:


/s/ Robert A. Blair
--------------------
Robert A. Blair

                           RECOURSE PROMISSORY NOTE

$250,000                                                      November 29, 2000


FOR VALUE RECEIVED, Robert A. Blair promises to pay IPG Photonics Corporation, a Delaware corporation (the "Company"), or order, the principal sum of Two Hundred Fifty Thousand Dollars ($250,000), together with simple interest on the unpaid principal hereof from the date hereof at the then applicable federal rate within the meaning of Section 1274 of the Internal Revenue Code of 1986, as amended ("Code").

Interest only shall be payable in arrears on each anniversary date hereof.

All unpaid principal and accrued and unpaid interest shall become due and payable on the fifth anniversary of the date of this Note. Should the undersigned fail to make full payment of interest for a period of thirty (30) days or more after the due date thereof, the entire unpaid principal balance of this Note and all accrued and unpaid interest thereon shall become immediately due at the option of the holder of this Note. Payments of principal and interest shall be made in lawful money of the United States of America.

The holder of this Note shall have full recourse against the undersigned.

Should any action be instituted for the collection of this Note, the reasonable costs and attorneys' fees of the holder shall be paid by the undersigned.

This Note is non-negotiable. The rights and benefits of this Note shall be non-assignable and non-transferable by either the Company or Robert A. Blair.


/s/ Robert A. Blair
-------------------
Robert A. Blair